SCHEDULE 14A


                                 (RULE 14A-101)


                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION


           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.1)



Filed by the registrant [x]
Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                           Commission only (as permitted
                                           by Rule 14a-6(e)(2)).

[x] Definitive proxy statement.

[ ] Definitive additional materials.

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                         Allstate Financial Corporation
    ------------------------------------------------------------------------
              (Name of the Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1. Title of each class of securities to which transaction applies:

 ................................................

2. Aggregate number of securities to which transaction applies:

 ................................................

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 ................................................

4. Proposed maximum aggregate value of transaction:

 ................................................

5. Total fee paid:

 ................................................

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.  Amount Previously Paid:

 ................................................

2.  Form, Schedule or Registration Statement No.:

 ................................................

3.  Filing Party:

 ................................................

4.  Date Filed:
 ................................................

                         ALLSTATE FINANCIAL CORPORATION

                     --------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              Tuesday, May 12, 1998

                     --------------------------------------

To the Shareholders of
Allstate Financial Corporation

     The Annual Meeting of Shareholders of Allstate Financial Corporation will be held at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204 on Tuesday, May 12, 1998 at 11:00 a.m. Eastern Time, for the following purposes:

     (1) To elect five Directors, each to serve until the Annual Meeting of Shareholders in 1999 or until his successor is elected and qualified.

     (2) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof, according to the proxies' discretion, and in their discretion.

     The foregoing items of business are more fully described in the Company's Proxy Statement accompanying this notice.

     Only shareholders of record at the close of business on April 7, 1998 are entitled to notice of and to vote at the meeting. A shareholder who sells shares subsequent to such record date may still vote such shares at the Annual Meeting, or grant a proxy to vote such shares. A list of shareholders of the Company at the close of business on April 7, 1998 will be available for inspection during normal business hours during the ten days prior to the meeting at the offices of the Company at 2700 South Quincy Street, Arlington, Virginia 22206 and will also be available at the meeting.


                                      By Order of the Board of Directors,



                                      Lawrence M. Winkler
                                      Chief Financial Officer, Secretary
                                        And Treasurer

Arlington, Virginia
April 15, 1998

-------------------------------------------------------------------------------
Please fill out, date and sign the enclosed GOLD form of proxy and return it in the accompanying postage paid envelope, even if you plan to attend the meeting. You may revoke your proxy in writing, or at the annual meeting if you wish to vote in person.
-------------------------------------------------------------------------------

                         ALLSTATE FINANCIAL CORPORATION
                            2700 South Quincy Street
                            Arlington, Virginia 22206

                     --------------------------------------

                                 PROXY STATEMENT

                     --------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                              Tuesday, May 12, 1998

                     --------------------------------------


                                  INTRODUCTION

     The  enclosed  proxy is  solicited  by the Board of  Directors  of Allstate
Financial Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 11:00 a.m. Eastern Time, Tuesday, May 12, 1998, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204. The proxy is revocable at any time prior to its exercise by delivery to the Company of a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     According to a report on Schedule 13D, as amended through March 13, 1998 (the "Ewing Schedule 13D"), filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") by Timothy G. Ewing, Value Partners, Ltd., Ewing & Partners, David W. Campbell, Edward A. McNally and William H. Savage (the "Ewing Group"), the reported members of such group, in the aggregate, beneficially owned 707,335 shares of the Company's common stock, no par value ("Common Stock") (representing approximately 28.0% of the Company's Common Stock outstanding as of March 13, 1998). The Ewing Schedule 13D reported that the Ewing Group "presently expect to run a full slate of directors, although no decision has been made yet as to whom such directors (other than Messrs.
Campbell, McNally and Savage) will be." On March 27, 1998, a self-styled "Allstate Financial Corporation Independent Shareholders/Directors Committee" consisting of members of the Ewing Group, Malcolm M.B. Sterrett and Lindsay B. Trittipoe filed preliminary proxy materials with the Securities and Exchange Commission (the "Commission") seeking to solicit proxies for the election of five persons to the Board of Directors of the Company. On April 6, 1998, the Ewing Group filed an amendment to the Ewing Schedule 13D to include Lindsay B. Trittipoe and C. Scott Bartlett, Jr. and disclosed that Messrs. Trittipoe and Bartlett beneficially owned an aggregate of 73,764 shares of Common Stock (representing approximately 3.1% of the Company's Common Stock outstanding as of such date). In addition, on April 6, 1998, members of the Ewing Group and Messrs. Trittopoe and Bartlett (the "Dissident Group") filed revised preliminary proxy materials with the Commission seeking to solicit proxies for the election of Messrs. Campbell, McNally, Savage, Trittipoe and Bartlett, each a member of the Dissident Group, to the Board of Directors of the Company. As set forth below, the Company believes that a substantial number of shares beneficially owned by certain members of the Ewing Group are not entitled to vote at the Annual Meeting. See "Virginia Control Share Acquisitions." For information concerning certain litigation initiated by the Ewing Group against the Company as well as certain litigation commenced by the Company against certain members of the Ewing Group, see "Recent Developments."

     Management and a majority of the Board of Directors believe that the Dissident Group's effort to seize control of the Board is contrary to the interests of the Company and all of its shareholders for the following reasons:

          . First, significant steps have been implemented by the Company since Craig Fishman's appointment as President and Chief Executive Officer in July 1996 to diversify the Company's business, manage risk better, reduce overhead and improve profitability. The Company believes that a disruption in these strategic initiatives which would accompany the election of the Dissident Group nominees would adversely affect the Company's business and results of operations.

          . Second, while seizure of control of the Board by the Dissident Group may personally benefit members of the Dissident Group, the Company believes that it could have other significant adverse consequences to the Company and all other shareholders because
               (i) it could result in an event of default under the Company's credit facilities which, in turn, could seriously damage the Company's financial position, and (ii) it could lead to the departure of key executives necessary to the conduct of the Company's business. For additional information concerning the Company's credit facilities, see "The Election Contest - The Company's Position."

          . Finally, despite having had representatives on the Board of Directors for more than two years, in the opinion of Management, the Ewing Group has failed to advance any substantive proposals designed to enhance the Company's profitability.


For more information concerning the Company's position, see "The Election Contest - The Company's Position."

Accordingly, the Board of Directors recommends that you vote for the Company's nominees on the enclosed GOLD proxy card and reject the Dissident Group's efforts to seize control.

     The proxy material is first being sent to shareholders on or about April 15, 1998.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Shareholders of record at the close of business on Wednesday, April 7, 1998 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on that date, there were outstanding 2,319,451 shares of Common Stock. Of such shares, the Company believes that 2,001,401 shares will be entitled to vote at the Annual Meeting, less any additional shares ultimately determined to be ineligible to vote. For information concerning shares the Company believes are not entitled to vote at the Annual Meeting, including certain additional shares which may not be entitled to vote at the Annual Meeting, see "Virginia Control Share Acquisitions" and "Recent Developments." No cumulative voting rights exist under the Company's Articles of Incorporation, as amended. For information regarding the ownership of the Company's Common Stock by holders of more than five percent of the outstanding shares and by the management of the Company, see "Security Ownership of Certain Beneficial Owners and Management."

     A quorum for the Annual Meeting will consist of the presence, in person or by proxy, of a majority of the outstanding shares entitled to vote at the Annual Meeting. Under Virginia law and the Company's Amended By-laws, as amended, the election of directors at the Annual Meeting will be determined on the basis of a percentage of votes cast at the Annual Meeting and requires the affirmative vote of the holders of a plurality of the Company's Common Stock represented and voting at the Annual Meeting for approval. All other matters expected to be submitted for consideration at the Annual Meeting require the affirmative vote of the holders of a majority of the Company's Common Stock represented and voting at the Annual Meeting for approval. At the present time, the Company does not expect any other matters to be submitted to shareholders for approval at the Annual Meeting other than matters incident to the conduct of the meeting.

                       VIRGINIA CONTROL SHARE ACQUISITIONS

     The Virginia Control Share Acquisitions statute (the "VCSA") is designed to afford shareholders of a public company incorporated in Virginia with 300 or more shareholders protection against certain types of non-negotiated acquisitions. With certain enumerated exceptions, the VCSA applies to any direct or indirect acquisition of beneficial ownership of shares generally entitled to vote in the election of directors by a person, entity or group (the "Acquiring Person") that, when combined with shares already owned, would increase the Acquiring Person's ownership to at least 20%, one third, or a majority of the voting stock of the corporation (a "Control Share Acquisition"). When shares are acquired which causes the Acquiring Person to cross any of the thresholds, the Acquiring Person automatically loses the right to vote such shares, as well as any shares acquired within the 90 days before and 90 days after crossing the threshold and any shares acquired pursuant to a plan to make a Control Share Acquisition ("Control Shares") unless a majority of the shares held by all shareholders, except the Acquiring Person and the officers and inside directors of the corporation, vote at an annual or special meeting of shareholders to grant the Acquiring Person voting rights.

     As of April 7, 1998, the Company had approximately 550 shareholders. The VCSA permits a Virginia corporation to elect not to be governed by these provisions by including such an election in its articles of incorporation or bylaws. The Company has not elected to opt-out of the VCSA.


     On January 24, 1996, Value Partners, Ltd., a member of the Ewing Group, first exceeded the 20% threshold contemplated by the statute. Value Partners, Ltd. has not requested approval of, and the shareholders of the Company have not approved the grant of, voting rights to the shares acquired by Value Partners in connection with such Control Share Acquisition. As a result of such acquisition, the Company believes that an aggregate of 318,050 shares of Common Stock purchased on such date and within 90 days before and 90 days after such date are ineligible to be voted at the Annual Meeting. In addition, any other shares acquired by Value Partners, Ltd. or persons acting in concert for the purposes of making a Control Share Acquisition are also not entitled to vote. See "Recent Developments."

                              ELECTION OF DIRECTORS

     The Company's Articles of Incorporation, as amended, provide that the number of directors shall be ten (10) or such lesser number as the Board of Directors shall fix. The Board of Directors has fixed that number at five (5) for the Annual Meeting and a majority of the Board has nominated the individuals set forth below for election at the Annual Meeting, to serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified.

     The persons named in the enclosed proxy will vote for the election of the nominees set forth below unless authority to vote is withheld. All nominees have consented to serve if elected. In the event that any of the nominees should be unable to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

     The Board of Directors recommends voting "FOR" each of the nominees named below.

     The following material contains information concerning the nominees for election as directors as well as the current directors whose term will expire at the Annual Meeting.


                             Nominees for Directors

Name of Nominee                        Age        Principal Occupation                                        Director Since

Craig Fishman (1)                      37         President and Chief Executive Officer of the                     1995
                                                  Company

Alan L. Freeman                        56         Managing Partner, Freeman, Buczyner and Gero                     1995

Wayne M. Lee                           51         Chairman, Ryan Lee & Co.                                          ___

John V. Pollock                        59         Executive Vice President and Chief Loan
                                                  Officer, Sequoia National Bank                                    ___

David P. Bindeman                      54         President, Landmark Realty, Inc.                                  ___

             Current Directors (Term Expiring at the Annual Meeting)

Name of Director                       Age        Principal Occupation                                        Director Since

David W. Campbell                      51         Private Investor and Financial Consultant                        1995

Craig Fishman (1)                      37         President and Chief Executive Officer of the                     1995
                                                  Company

                                       5

Name of Director                       Age        Principal Occupation                                        Director Since

Leon Fishman (1)                       66         Sales and Marketing Adviser to the Company                       1982 (2)

Alan L. Freeman                        56         Managing Partner, Freeman, Buczyner and Gero                     1995

Eugene Haskin                          68         Chairman of the Board of Directors of the Company                1982

Edward A. McNally                      54         Managing Director, Windham Partners, LLC;                        1996
                                                  President, McNally and Co.

William A. Savage                      65         Co-Chairman, Island Preservation Partnership                     1995

James C. Spector                       64         Executive Vice President, Bank Atlantic                          1989

Lindsay B. Trittipoe                   40         President, Commonwealth Acceptance, Inc.                         1997

Lawrence Vecker                        68         Executive Vice President, North American Capital                 1996
                                                  Corp.

------------------

(1) Craig  Fishman is the son of Leon  Fishman and nephew of  Lawrence  Winkler.
Lawrence  Winkler  is  the  brother-in-law  of  Leon  Fishman.   See  "Executive
Officers."

(2) Mr. Fishman did not serve as a member of the Board of Directors from November 1995 to June 1996.

        Except as set forth below, each of the nominees and the other directors whose terms expire at the Annual Meeting have been engaged in his principal occupation during the past five years.

        Craig Fishman has been the President and Chief Executive Officer of the Company since July 1, 1996. He joined the Company in 1991 as a Vice President and in February 1993, was appointed General Counsel. In September 1995, Mr. Fishman was elected Senior Vice President of the Company. From 1987 to April 1991, Mr. Fishman was an attorney associated with the law firm of White & Case in New York, New York.

        Alan L. Freeman is currently Managing Partner of Freeman, Buczyner & Gero, an accounting firm with whom he has been associated since 1991. Prior to that, Mr.

Freeman was a partner with Deloitte & Touche LLP from 1989 to 1991 and a partner with the accounting firm Shapiro, Fleischmann & Co. from 1966 to 1989.

        Wayne M. Lee has served as Chairman of Ryan, Lee & Co., a McLean, Virginia-based investment banking and brokerage firm since 1990. From 1986 to 1990, Mr. Lee was a Managing Director at Bankers Trust Company and its BT Securities Corp. subsidiary in New York. Prior to that, Mr. Lee was engaged in private law practice in Washington, D.C. as a partner at Andrews & Kurth. He previously practiced at Corcoran, Hardesty, Whyte, Hemphill & Ligon, P.C., Bracewell & Patterson, and Morgan, Lewis & Bockius. Mr. Lee has served as director of Micro-Integration Corp., a designer of computer and networking products, since September 1994.

        John V. Pollock has served as Executive Vice President of Sequoia National Bank in Bethesda, Maryland since February 1994 and its Chief Lending Officer since December 1997. Prior to that, Mr. Pollock served as President of Nastech-Basil International, Inc., a joint venture created to market and license certain intellectual property of Nastech Pharmaceutical Company Inc., and as a consultant to the partners of Basil Properties. From 1975 to 1991, Mr. Pollock was a senior banking executive in the Washington, D.C. area, serving as President and Chief Executive Officer of Dominion Bank of Washington and the John Hanson Savings Bank. Mr. Pollock currently serves as a director of Nastech Pharmaceutical Company Inc., Frank E. Basil, Inc., a worldwide provider of facilities maintenance, engineering and operations management services, and Interbank of New York.

        David P. Bindeman has served as President of Landmark Realty, Inc., a developer and management specialist of restored properties, in Rockville, Maryland since 1969. Mr. Bindeman currently serves as a director of Washington Sports and Entertainment Limited Partnership, owner of the Washington Wizards, a professional basketball franchise and the Washington Capitals, a professional hockey franchise, as well as a director of various charitable organizations.

        David W. Campbell is currently a private investor and financial consultant. From April 1996 to June 1997, Mr. Campbell was the President and a Director of Southern Financial Bancorp, Inc. Mr. Campbell was formerly President and Chief Executive Officer and a Director of Ameribanc Savings Bank ("Ameribanc") in Annandale, Virginia from June 1990 to March 1995. From 1977 to 1990, Mr. Campbell served in various other positions with Ameribanc.

        Leon Fishman, a co-founder of the Company, currently serves as a director and employee of the Company with responsibilities for advising the Company with respect to selected aspects of sales and marketing, including maintenance of relationships with key referral sources for loan originations. He was the former President and Chief Executive Officer of the Company from July 1989 to June 1996. Prior to that, Mr. Fishman served as Secretary and Treasurer of the Company and held other management positions with the Company.

        Eugene Haskin, a co-founder of the Company, is currently Chairman of the Board of the Company. Mr. Haskin served as President of the Company from 1982 to 1989. Prior to co-founding the company, Mr. Haskin was an executive with, and a major investor in, companies involved in factoring, real estate development and heating oil distribution.

        Edward A. McNally has served as Managing Director, Windham Partners, LLC since August 1996 and as President of McNally and Company, Inc. since August 1995, each a management consulting firm specializing in financial services companies. Prior to that, he was an independent management consultant since 1991. Prior to 1991, Mr. McNally was Senior Vice President, National Westminster Bank USA from 1974 through 1991.


        William H. Savage has served as Co-Chairman of Island Preservation Partnership, Isle of Palms, South Carolina, developer of a 1,200 acre private ocean-front retreat near Charleston, South Carolina since 1991. He is also Managing Partner of Calvert Associates, owner of a high-rise apartment complex and shopping center in Alexandria, Virginia, President and Director of Richards United Corporation, a real estate investment company located in Alexandria, Virginia and President and Director of Knights Hill Plantation, Inc., which owns and manages timber land in Kershaw County, South Carolina.

        James C. Spector has been Executive Vice President of Bank Atlantic, Ft. Lauderdale, Florida since 1996. He served as a consultant to the Company from November 1993 to July 1996 and as Executive Vice President of the Company from February 1991 to October 1993. Prior to that, Mr. Spector served as Senior Executive Vice President with Heller Financial, Inc. and certain of its related companies, specializing in asset-based and real estate lending.

        Lindsay B. Trittipoe has served as President of Commonwealth Acceptance, Inc., a commercial finance company, since January 1998. From 1995 to 1997, he served as a Vice President in the Capital Markets Division of Wheat First Butcher Singer Securities, a Richmond, Virginia-based investment banking and brokerage firm. Prior to that, he was a Vice President at Craigie Incorporated from November 1989 to August 1995, a Richmond, Virginia-based investment banking and bond trading firm.

        Lawrence Vecker has served as Executive Vice President of North American Capital Corp., a New York-based private merchant bank since 1995. Formerly, Mr. Vecker was Executive Vice President of Congress Financial Corp., a subsidiary of CoreStates Financial Corp. from 1974 to 1995.

Board Meetings - Committees of the Board

        The Board of Directors has established an Audit Committee and a Compensation Committee. The Board does not maintain a nominating committee. The functions of such committee are discharged by the Board of Directors as a whole.

        The Audit Committee currently consists of Messrs. C. Fishman, Campbell, Freeman, Vecker and Trittipoe. The Committee met five times during the year ended December 31, 1997. The Audit Committee reviewed the audited results of operations for 1996, the unaudited results of operations for 1997 and the status of certain specific accounts.

        The Compensation Committee currently consists of Messrs. Haskin, Spector, Savage, McNally and L. Fishman. The Compensation Committee met three times in 1997. The Committee reviewed executive compensation, employment contracts, other related compensation costs and made recommendations to the Board based on its reviews.

        During 1997, there were nine meetings of the Board of Directors. Each of the directors of the Company, except for Lawrence Vecker, attended at least 75% of the meetings of the Board of Directors and the meetings of any committees upon which such director serves.

                               RECENT DEVELOPMENTS

        On December 29, 1997, the Ewing Group filed a petition in the Circuit Court for Arlington County, Virginia against the Company and certain members of the Board seeking to (i) invalidate the election of directors held at the annual meeting of shareholders on November 18, 1997, (ii) order a new election of directors and (iii) enjoin the Board of Directors of the Company from acting as such pending a new election. After discovery and evidentiary and other hearings before the court, the Ewing Group and the Company agreed to the entry of a decree by the court ordering a meeting of shareholders on May 12, 1998, the date otherwise specified in the Company's Amended By-Laws, as amended, as the date for the 1998 annual meeting of shareholders.

        On March 31, 1998, the Company filed a complaint in the United States District Court for the Eastern District of Virginia against Value Partners, Ltd., Ewing & Partners and Timothy G. Ewing (the "Defendants") seeking declaratory and injunctive relief (the "Complaint"). The Complaint alleges, among other things, that the Defendants violated the federal securities laws in that the Defendants' Preliminary Proxy Statement on Schedule 14A filed with the Commission on March 27, 1998 and Amendment No. 10 to Schedule 13D filed on March 16, 1998 contained material misstatements and omissions with respect to the number of shares that Value Partners will be entitled to vote at the

Annual Meeting as well as certain other matters described in the Preliminary Proxy Statement. The Complaint also seeks, among other things, a declaratory judgment that the Defendants are not entitled to vote at least 318,050 shares of Common Stock owned by the Defendants and enjoining them from seeking to vote such shares, as well as any other shares acquired as part of a plan to effect a Control Share Acquisition. See "Virginia Control Share Acquisitions."

        On April 10, 1998, the Company filed an amended Complaint asserting further claims under Sections 13(d) and 14(a) of the Exchange Act concerning material misstatements and omissions contained in subsequent filings made by the Defendants with the Commission.

        Counsel to each of the Company and the Defendants have reached an agreement to, among other things, file cross-motions for summary judgment concerning the applicability and application of the VCSA. The Company intends to seek a hearing and a decision on such matters prior to the Annual Meeting.


                              THE ELECTION CONTEST

Background

        According to the Ewing Schedule 13D, Timothy G. Ewing and his affiliates began to accumulate the Company's Common Stock in 1993, and by October 1995, Mr. Ewing disclosed that he beneficially owned approximately 14.1% of the Company's Common Stock. In September 1995, Scoggin Capital Management, L.P. and Selig Partners, LP (collectively "Scoggin"), then the holders of approximately 14.4% of the Company's outstanding Common Stock, negotiated an agreement with the Company to exchange all of such shares for an aggregate of $2,838,000 in principal amount of convertible subordinated notes bearing interest at rates fluctuating between 8% and 10% per annum and maturing on September 30, 2000 (the "Convertible Notes"). In connection with such exchange, Scoggin received the right to designate two individuals to serve as members of the Board of Directors of the Company. Scoggin thereafter designated Messrs. Campbell and Savage to serve as members of the Company's Board of Directors. Messrs. Campbell and Savage were duly nominated by the Board and elected by shareholders at the Company's annual meeting of shareholders in November 1995.

        In July 1996, the Company's Board of Directors expanded the Board of Directors from seven to nine and elected two additional directors, Edward A. McNally and Lawrence Vecker, to fill the newly-created positions. These actions were taken on an assurance by Ewing that Value Partners, Ltd. would not challenge the membership of the reconstituted Board prior to the 1997 annual meeting of shareholders. After taking these actions, the Company announced that a six-member majority of the Board consisted of directors who were independent of the Company's Management and other insiders.

        Throughout 1997, and notwithstanding the Company's sustained improvement in virtually all aspects of its operations, the Ewing Group continued to criticize the Company's performance, but failed to suggest what other or additional steps that Management and the Board of Directors might consider to enhance shareholder value more rapidly. In September 1997, the Ewing Group threatened to wage an election contest unless the Board capitulated to their demands. In an effort to preserve shareholder value and avoid the costly and disruptive consequences of an election contest, the Board of Directors agreed to expand the size of the Board to ten members and nominate another Ewing Group nominee, Lindsay B. Trittipoe, for election to the Board. In addition, the Board agreed in September 1997 that following the annual meeting to be held in November 1997 it would establish an executive committee controlled by members of the Ewing Group, elect David W. Campbell, a member of the Ewing Group, as Chairman of the Board and retain Elias Matz Tiernan & Herrick, LLP, Ewing's counsel, as corporate counsel for the Company. At the September 1997 Board meeting, the Board of Directors also extended the term of the employment agreement between the Company and Craig Fishman, President and Chief Executive Officer, through June 30, 1999. In exchange for these agreements, Management and a majority of the Board understood that the Ewing Group had agreed to vote for the election of all ten nominees for election at the 1997 annual meeting and had further agreed that the 1998 annual meeting would be held in November 1998. In reliance on the foregoing understandings, Mr. Campbell was allowed to act as provisional Chairman of the Board and Mr. Trittipoe was nominated, and subsequently elected, to the Board at the November 1997 annual meeting.

        At the annual meeting of shareholders held on November 17, 1997, and despite the understandings reached in September 1997, Ewing caused Value Partners, Ltd to vote to withhold authority for the election of substantially all of the non-Ewing Group designees. Thereafter, at the Board meeting held following the 1997 annual meeting, the Ewing Group designees on the Board of Directors, including for this purpose, Lindsay Trittipoe, announced their intention to attempt to cause the Company to hold another annual meeting of shareholders in less than six months. In the judgment of a majority of the Board, these actions, together with the disappointing performance of Campbell as provisional Chairman of the Board from October to November 1997 (as evidenced by Management's perception of an inability to communicate effectively and a lack of strategic focus) caused a majority of the Board, acting in what they believed to be the best interests of the Company and all of its shareholders, not to elect Campbell Chairman of the Board and to reject the proposals to appoint an executive committee comprised of a majority of Ewing Group designees and retain Ewing's counsel as corporate counsel to the Company.

        After unsuccessfully demanding in December 1997 that the Board of Directors convene a new meeting of shareholders, the Ewing Group commenced litigation against the Company. For information concerning such litigation, see "Recent Developments."

        At a meeting of the Board of Directors held on March 12, 1998, the Board unanimously agreed to reduce the number of directors from ten to five for the upcoming Annual Meeting because, in the opinion of Management, a smaller-sized Board could more effectively function than a larger-sized Board. On March 17, 1998, Craig Fishman delivered a proposal to Mr. Ewing outlining a proposed compromise prepared by Management to avoid a costly and time consuming election contest. In particular, Management offered the Ewing Group the right to designate one person to stand for election to a five-member Board and the right, in conjunction with Management, to designate two additional individuals to stand for election to such Board. The compromise was rejected by the Ewing Group.

        At a meeting of the Board of Directors held on March 27, 1998, members of the Ewing Group proposed that the Board nominate Messrs. Campbell, C. Fishman, Freeman, McNally and Savage for election at the Annual Meeting. After Messrs. C. Fishman and Freeman indicated that they were unwilling to serve on the proposed slate, a majority of the Board nominated Messrs. Bindeman, C. Fishman, Freeman, Jack C. Troia and Pollock and recommended that shareholders vote for each of such nominees at the Annual Meeting.

        Following the March 27, 1998 meeting, the Company learned that Mr. Troia would be unable to serve on the Board. Thereafter, a majority of the Board nominated Wayne M. Lee to stand for election in lieu of Mr.Troia.

        Except for Craig Fishman, the Company's President and Chief Executive Officer, all of the Company's nominees are independent of Management or other significant shareholders of the Company.

The Company's Position

        The Dissident Group's preliminary proxy statement filed with the Commission on March 27, 1998, as amended through April 8, 1998, indicates that the Dissident Group will seek to elect their five nominees to the Board at the Annual Meeting. Management and a majority of the Board of Directors believe that the Dissident Group's effort to seize control of the Board is contrary to the interests of the Company and all of its shareholders for the following reasons.

        First, significant steps have been implemented by the Company since Craig Fishman's appointment as President and Chief Executive Officer in July 1996 to diversify the Company's business, manage risk better, reduce overhead and improve profitability.

         These efforts include:

         .  reducing the Company's operating and borrowing costs;

         . improving the Company's loan underwriting, asset valuation and risk management policies, which have resulted in

            -- a significant reduction in write-offs experienced with respect to loans originated since July 1, 1996 as compared to the Company's historical experience prior to such date;

            -- a significant decline in the percentage of non-performing  assets as a percentage of the Company's gross finance receivables, other receivables and other assets;


         . recruiting from outside the Company key members of the Company's new management team, including

            -- a Chief  Operating  Officer  with more  than 20 years of  lending experience;

            -- a nationwide  director of Sales and  Marketing  with more than 25 years of corporate banking, asset-based lending and leasing experience with prominent commercial banks located in New York, New York;

         . significantly increasing the size of the Company's national sales force;

         . opening a sales and marketing office in New York City, which is the world-wide hub of commercial lending activity, in order to increase the Company's earning assets;

         . increasing by more than 30% the Company's active customer/borrower base, thus enabling the Company to spread its lending risk over a larger customer base;

         . implementing a new customer retention policy through which the Company aggressively seeks to retain the business of borrowers whose credit quality has improved and who would ordinarily turn to more traditional lending sources; and

         .  diversifying   the  Company's  mix  of  business  lines  to  include
            asset-based lending and traditional factoring, thereby enhancing the quality of the Company's loan portfolio.

        As a result of these efforts, the Company returned to profitability in 1997, with net income of $1.0 million, or $0.44 per diluted share and these efforts have likewise been reflected in the Company's closing stock price which increased from 5 7/8 on July 1, 1996 to 8 1/4 on April 9, 1998, a 40% increase. Management believes that the election of the Dissident Group nominees would disrupt these strategic initiatives and would thereby adversely affect the Company's business and results of operations.


     Second, while seizure of control of the Board by the Dissident Group may personally benefit members of the Dissident Group, the Company believes that it could have significant adverse consequences to the Company and all other shareholders because it could result in an event of default under the Company's credit facilities which, in turn, could seriously damage the Company's financial position. Among the personal benefits members of the Dissident Group may realize include reimbursement from the Company of costs incurred by them in seeking to seize control (which they have indicated they do not intend to submit to shareholders for approval) and benefits obtainable under the terms of the Convertible Notes, as described below.

        The Company has a $25 million senior secured credit facility. The Company believes that the election of the Dissident Group nominees would constitute a Change of Control under such facility. A Change of Control is an event of default under the senior credit facility and could permit the Company's senior lenders to terminate their commitments to the Company and to accelerate the loans outstanding to the Company.

        In addition, the Company has been notified by the holder of the majority in principal amount of the Company's outstanding Convertible Notes that it believes that the election of the Dissident Group nominees would constitute a "fundamental change" under the Indenture pursuant to which the Convertible Notes were issued. Pursuant to the Indenture, upon a "fundamental change", holders of the Convertible Notes have the right to require the Company to repurchase the Convertible Notes at a price equal to the principal amount of the Convertible Notes plus accrued and unpaid interest to the date of repayment. Such repayment would require the consent of the Company's senior lenders and an event of default would arise under the Indenture if the Company could not obtain such consent. In addition, an event of default under the Indenture is itself an event of default under the Company's senior credit facility. The Company has been notified by the holder of the majority in principal amount of outstanding Convertible Notes that while it does not have any present intention to exercise its rights to put the Convertible Notes upon a "fundamental change", it reserves its rights to do so should it for any reason change its intentions.

        Third, the Company believes that seizure of control of the Board by the Dissident Group could lead to the departure of key executives necessary to the conduct of the Company's business. Additionally, if the Dissident Group is successful in electing its full slate of director nominees, a Change of Control will result under the various employee arrangements between the Company and its executive officers. Under certain circumstances following a Change of Control, such executive officers would be entitled to certain benefits. See "Executive Compensation--Employment Agreements."

        Finally, despite having had representatives on the Board of Directors for more than two years, in the opinion of Management, the Ewing Group has failed to advance any substantive proposals designed to enhance the Company's profitability.

        Accordingly, the Board of Directors recommends that you vote for the Company's nominees on the enclosed GOLD proxy card and reject the Dissident Group's efforts to seize control.


                        PARTICIPANTS IN THE SOLICITATION

        Under applicable regulations of the Commission, each of the directors (other than members of the Dissident Group), director nominees and executive officers of the Company may be deemed to be a "participant" in the Company's solicitation of proxies, as well as the Company. Information about the principal occupations of directors, director nominees and executive officers is set forth under the sections entitled "Election of Directors" and "Executive Officers." Information about the present ownership of the Company's Common Stock, including the right to acquire shares of Common Stock, by directors, director nominees and executive officers is provided in the sections entitled "Security Ownership of Certain Beneficial Owners and Management, "Executive Compensation--Options" and "Executive Compensation--Compensation of Directors." Information about employment arrangements with executive officers is provided in the section entitled "Executive Compensation--Employment Agreements." Information about other transactions between the Company and each of the directors and director nominees is provided in the section entitled "Certain Transactions." The business address for each participant is c/o Allstate Financial Corporation, 2700 South Quincy Street, Arlington, VA 22206. The following sets forth certain additional information regarding the Company's directors (other than members of the Dissident Group), director nominees and executive officers.

         Transactions in the Company's Securities in the Last Two Years

        Listed below are the only purchases and sales of Common Stock within the last two years by the Company, the Company's directors (other than members of the Dissident Group), director nominees and executive officers and certain information regarding such transactions. This table does not include information with respect to stock option grants made under the Company's Stock Option Plan (the "Stock Option Plan") or Non-Qualified Stock Option Plan (the "Non-Qualified Plan").

                       Purchases and Sales of Common Stock


                        Number of Shares
Name                    Purchased (Sold)             Date of Transaction(s)
Craig Fishman                1,1001                      March 15, 1996
                              800                          May 9, 1996
                              850                        August 15, 1996
                              800                         March 7, 1997
                             1,000                       March 10, 1998

Wade Hotsenpiller            2,000                       March 11, 1997
                             1,300                     September 24, 1997

Peter Matthy                 2,000                       March 20, 1996
                             5,000                       August 20, 1996

Lawrence M. Winkler            25                        March 19, 1996
                              251                        March 19, 1996

        1 Represents purchases by the participant's spouse.

        Certain Information

        Except as disclosed elsewhere in this Proxy Statement, to the knowledge of the Company none of the Company's directors (other than members of the Dissident Group), director nominees or executive officers: (i) owns of record any securities of the Company that are not also beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to the securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting; (iv) beneficially owns any securities of any parent or subsidiary of the Company; or (v) borrowed any funds to purchase any securities set forth under "Participants in the Solicitation." Except as disclosed elsewhere in this Proxy Statement, to the knowledge of the Company, none of the Company's directors (other than members of the Dissident Group), director nominees or executive officers nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since April 1, 1997 or any currently proposed transaction, or series of similar transactions, to which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


Holders of More Than Five Percent Beneficial Ownership

        The following table sets forth information regarding all persons known to the Company to be the beneficial owners of more than five percent of the Company's Common Stock as of April 7, 1998.

                                                                Percent of            Number of Shares        Percentage of
  Name and Address of Beneficial        Shares Owned            Outstanding             Entitled to          Shares Entitled
              Owners                    Beneficially              Shares(1)               Vote(2)               to Vote

Value Partners, Ltd. (3)                  661,835                 26.55%                   170,318                8.51%
2200 Ross Avenue
Suite 4660
Dallas, Texas  75201

Scoggin Capital Management, L.P.          343,200                 12.89%                      -                     -
(4)
660 Madison Avenue
New York, New York  10021

Leon Fishman (5)                          253,750                 10.90%                   246,250               12.30%
20191 E. Country Club Drive
N. Miami Beach, Florida  33180

Eugene Haskin (6)                         240,500                 10. 37%                  240,500               12.02%
4000 Island Boulevard
N. Miami Beach, Florida  33160

Franklin Resources, Inc. (7)              209,000                  9.01%                   209,000               10.44%
777 Mariners Island Boulevard
San Mateo, California  94403

Tweedy, Browne Company L.L.C. (8)         165,150                  7.12%                   165,150                8.25%
52 Vanderbilt Avenue
New York, New York  10017


----------------------
(1) Based upon the number of outstanding shares as of April 7, 1998, the record date for the Annual Meeting, as adjusted for the number of shares such person has the right to acquire within 60 days of such date upon conversion of Convertible Notes and/or exercise of stock options beneficially owned by such person.

(2) Numbers based upon shares owned as of April 7, 1998, as adjusted to eliminate those shares the Company believes are not entitled to vote because of the provisions of the VCSA, see "Virginia Control Share Acquisitions," as well as shares issuable upon options not exercised and Convertible Notes not converted prior to April 7, 1998, the record date for the Annual Meeting.
(3) Information obtained from Amendment No. 11 to Schedule 13D, which was filed with the Commission on or about April 6, 1998 by Value Partners, Ltd. Includes 173,467 shares issuable upon the conversion of an aggregate of $1,301,000 of Convertible Notes. Excludes an aggregate of 119,264 shares beneficially owned by David W. Campbell, Edward A. McNally, William H. Savage, Lindsay B. Trittipoe and C. Scott Bartlett, Jr., members of the Dissident Group. If such shares were to be included in the number of shares beneficially owned by Value Partners, Ltd., Value Partners, Ltd. would beneficially own 781,099 shares of Company Common Stock or 30.9% of the outstanding shares of Company Common Stock. Of the 488,368 shares owned by Value Partners, Ltd. as of the record date for the Annual Meeting, the Company believes that 170,318 shares are entitled to be voted at the Annual Meeting, less any additional shares acquired by Value Partners, Ltd. and persons acting in concert therewith in connection with the making of a Control Share Acquisition. See "Virginia Control Share Acquisitions" and "Recent Developments."
(4) Information obtained from Amendment No. 9 to Schedule 13D, which was filed with the Commission on or about September 13, 1995, as supplemented by information subsequently obtained by the Company. All such shares are issuable upon conversion of an aggregate of $2,574,000 in principal amount of Convertible Notes.
(5) Information obtained from Schedule 13D, which was filed with the Commission on or about March 30, 1998 by the named individual. All such shares are held by the named individual and his wife as tenants by the entirety except for 7,500 shares issuable pursuant to currently exercisable stock options granted under the Company's Stock Option Plan.
(6) Information obtained from Schedule 13D, which was filed with the Commission on or about March 27, 1998 by the named individual.
(7) Information obtained from Amendment No. 1 to Schedule 13G, which was filed with the Commission on or about January 16, 1998 by Franklin Resources, Inc., as the parent holding company of several entities which beneficially own the Company's Common Stock.
(8) Information obtained from Amendment No. 2 to Schedule 13D, which was filed with the Commission on or about November 4, 1997 by Tweedy, Browne Company L.L.C.

Beneficial Ownership of Directors, Director Nominees and Management

        The following table sets forth information regarding the beneficial ownership of Common Stock of the Company for each director, each director nominee, each executive officer named in the Summary Compensation Table and all directors, director nominees and executive officers as a group as of April 7, 1998.



                                                                 Percent of
                                           Shares Owned         Outstanding
   Name of Beneficial Owners               Beneficially            Shares*

David P. Bindeman                                   -                -
Richard A. Brasch (1)                           4,177                *
David W. Campbell (2)                          13,500                *
Craig Fishman (3)                              17,300                *
Leon Fishman (4)                              253,750             10.90%
Alan L. Freeman (5)                            12,000                *
Eugene Haskin                                 240,500             10.37%
Wade Hotsenpiller (6)                           8,300                *
Wayne M. Lee                                        -                -
Peter Matthy (7)                               13,667                *
Edward A. McNally (8)                          13,000                *
John V. Pollock                                     -
William H Savage (9)                           19,000                *
James C. Spector (10)                          11,100                *
Lindsay B. Trittipoe (11)                      73,289              3.16%
Lawrence Vecker (12)                            7,000                *
Lawrence M. Winkler (13)                       11,717                *

-----------------------                       -------             ------
All directors, director nominees and
executive officers as a group (17 persons)    698,300             28.69%

-----------------------
*Less than 1.0%

(1) Represents 10 shares owned by Mr. Brasch and 4,167 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Stock Option Plan. Excludes an aggregate of 8,333 shares issuable pursuant to options granted under the Stock Option Plan which are not currently exercisable.
(2) Represents 2,500 shares owned by Mr. Campbell jointly with his spouse and 11,000 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Non-Qualified Plan.
(3) Represents 4,700 shares owned by Mr. Fishman, 1,100 shares owned by Mr. Fishman's spouse and 11,500 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Stock Option Plan. Excludes an aggregate of 20,000 shares issuable pursuant to options granted under the Stock Option Plan which are not currently exercisable.
(4) Represents 246,250 shares owned by Mr. Fishman and his wife as tenants by the entirety and 7,500 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Stock Option Plan.
(5) Represents 12,000 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Non-Qualified Plan.
(6) Represents 3,300 shares owned by Mr. Hotsenpiller and 5,000 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Stock Option Plan. Excludes an aggregate of 10,000 shares issuable pursuant to options granted under the Stock Option Plan which are not currently exercisable.
(7) Represents 7,000 shares owned by Mr. Matthy and 6,667 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Stock Option Plan. Excludes an aggregate of 13,333 shares issuable pursuant to options granted under the Stock Option Plan which are not currently exercisable.
(8) Represents 1,000 shares owned by Mr. McNally and 12,000 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Non-Qualified Plan.
(9) Represents 6,000 shares owned by Mr. Savage, 1,000 shares owned by Mr. Savage's spouse and 12,000 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Non-Qualified Plan.
(10) Represents 100 shares owned by Mr. Spector and 11,000 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Non-Qualified Plan.
(11) Represents 71,289 shares owned by Mr. Trittipoe and 2,000 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Non-Qualified Plan.
(12) Represents 7,000 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Non-Qualified Plan.

(13) Represents 25 shares owned by Mr. Winkler, 25 shares owned by Mr. Winkler's spouse and 11,667 shares issuable pursuant to options exercisable within 60 days of the date hereof pursuant to the terms of the Stock Option Plan. Excludes an aggregate of 13,333 shares issuable pursuant to options granted under the Stock Option Plan which are not currently exercisable.

                               EXECUTIVE OFFICERS

        The following table provides certain information regarding the executive officers of the Company as of April 7, 1998 who are appointed by and serve at the pleasure of the Board of Directors.

Name                              Age                   Position(s)

Craig Fishman (1)                 37      President and Chief Executive Officer

Wade Hotsenpiller (2)             56      Senior Vice President and Chief
                                          Operating Officer

Lawrence M. Winkler (3)           62      Chief Financial Officer, Secretary and
                                          Treasurer

Peter Matthy (4)                  52      Executive Vice President

Richard A. Brasch (5)             41      General Counsel

(1)  See information under the heading "Election of Directors."
(2) Wade Hotsenpiller has been the Company's Senior Vice President and Chief Operating Officer since December 19, 1996. Prior to that he served as President and Director of Washington Federal Savings Bank, Herndon, VA from June 1986 until July 1996.
(3) Lawrence M. Winkler has been the Company's Chief Financial Officer since 1990 and Secretary and Treasurer since 1989. Mr. Winkler served as Second Vice President of the Company from 1983 to 1989. He served as a Director of the Company from 1983 until July 1996. Mr. Winkler is the brother-in-law of Leon Fishman and the uncle of Craig Fishman.
(4) Peter Matthy joined the Company in April 1996 as Executive Vice President and Chief Operating Officer. Mr. Matthy remains the Company's Executive Vice
President and also assumed the functional responsibilities of nationwide Director of Sales and Marketing in December 1996. Prior to joining the Company, Mr. Matthy was employed by IBJ Schroder Bank & Trust Company for 15 years, as an executive Vice President with responsibilities as Director of Corporate Banking, a Member of the Management Committee, and Chairman and Chief Executive Officer of its leasing subsidiary.

(5) Richard A. Brasch has been General Counsel of the Company since January 1996. He joined the Company in 1993 as Associate General Counsel. Prior to that, Mr. Brasch was a partner/shareholder in the law firm of Stearns Weaver Weissler Alhadeff & Sitterson, P.A. in Miami, Florida where he worked from 1985 to 1993, with a concentration on representing financial institutions.


                             EXECUTIVE COMPENSATION

                                                                                      Awards/
                                                                                    Securities
Name and                                                                            Underlying            All Other
Principal Position             Year            Salary              Bonus              Options           Compensation (1)
------------------             ----            ------              -----            -----------         ------------

Craig Fishman                  1997           $207,060           $21,000(2)                 -            $3,632
President and Chief            1996           $170,330           $    -0-                30,000          $3,219
Executive Officer              1995           $161,177           $  2,500                   -            $3,067


Lawrence M. Winkler            1997           $163,373           $23,575(2)                 -            $3,580
Secretary/Treasurer            1996           $169,450           $   -0-                 20,000          $3,219
Chief Financial Officer        1995           $154,732           $   -0-                    -            $3,067

Peter Matthy                   1997           $148,957           $15,000(2)                 -            $3,274
Executive Vice President/      1996           $105,435           $   -0-                 20,000             -
Director of Sales and                                                                                       -
Marketing

Richard A. Brasch              1997           $126,115           $ 6,250(2)                 -            $2,980
General Counsel                1996           $109,328           $ 4,000                 12,500          $2,786
                               1995           $132,023           $ 3,000                    -            $2,707

Wade Hotsenpiller              1997           $122,831           $12,500(2)                 -            $2,263
Senior Vice President and      1996                 -                   -                15,000             -
Chief Operating Officer


(1) Represents contributions made by the Company to the Company's 401(k) Retirement Plan and premiums paid on a term life insurance policy.

(2) Except for Mr. Winkler, all such amounts represent payments made pursuant to the Company's 1997 Incentive-Based Cash Compensation Plan, unanimously approved by the Board of Directors, which plan provides for the payment of bonuses based upon the achievement of pre-determined performance goals. The amount set forth for Mr. Winkler includes an additional bonus of $7,500 unanimously approved by the Board of Directors.

Options

        No options were granted during the fiscal year ended December 31, 1997 to the Named Executive Officers; however, options to acquire 2,500 and 5,000 shares of Common Stock, which were scheduled to expire on December 15, 1997, were extended by the Board of Directors to May 15, 1998 for Messrs. C. Fishman and Winkler, respectively.

        The following table sets forth information concerning option exercises and the value of unexercised options held by the Named Executive Officers as of December 31, 1997.


                       Aggregated Option/SAR Exercises In
                  Last Fiscal Year and F/Y End Option/SAR Value

                      Shares                                                                        Value of Unexercised
                   Acquired on           Value              Number of Unexercised                   In-the-Money Options/
                      Exercise          Realized            Options at F/Y End (#)                   SARS at F/Y End ($)
Name                    (#)                ($)           (Exercisable/Unexercisable)             (Exercisable/Unexercisable)
----               -----------       -----------        ---------------------------             ---------------------------




Craig Fishman           -                  -                    12,500/20,000                           57,500/115,000

Peter Matthy            -                  -                     6,667/13,333                           38,335/76,665

Lawrence                -                  -                    11,667/13,333                           38,335/76,665
Winkler

Richard                 -                  -                     4,167/8,333                            23,960/47,914
Brasch

Wade                    -                  -                     5,000/10,000                                -/-
Hotsenpiller

--------------


        The Company maintains two stock option plans, the Stock Option Plan and the Non-Qualified Plan. All options granted and reported in the foregoing table were made pursuant to the Stock Option Plan.

        The Stock Option Plan provides for the granting of options to the Company's executives and other key employees for up to 275,000 shares of Common Stock (subject to adjustment in the event of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in capital stock). The Non-Qualified Plan provides for the granting of options to the Company's directors, executives and other key employees for up to 100,000 shares of Common Stock (subject to adjustment in the event of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or dividend payable in capital stock).

For a description of the terms of the grants made pursuant to the Non-Qualified Plan, see "Executive Compensation--Compensation of Directors."

        Options granted pursuant to the Stock Option Plan are intended to be "incentive stock options" under Section 422 of the Internal Revenue Code of 1986. The per share exercise price of the Common Stock subject to an incentive stock option may not be less than the fair market value of the Common Stock on the date the option is granted. The aggregate fair market value (determined as of the date the option is granted) of the Common Stock that first becomes exercisable by any employee in any one calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Shareholder") is eligible to receive any incentive stock options under the Stock Option Plan unless the option price is at least 110% of the fair market value of the Common Stock, subject to the option, determined on the date of the grant.

        Incentive stock options granted under the Stock Option Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to a 10% Shareholder are limited to five-year terms.

Employment Agreements

        The Company is party to employment or severance agreements with its executive officers and certain other officers and key employees. All of the following agreements were unanimously approved by the Board of Directors at the time such arrangements were authorized and all executive salary and bonus decisions for each of the Named Executive Officers whose compensation is described in the table set forth above were likewise unanimously approved by the Board of Directors. In addition, extensions of such arrangements in early 1998 were approved by all but one member of the Board of Directors. The following sets forth the principal terms of such agreements with the Named Executive Officers.

        The Company is party to an employment agreement with Craig Fishman, the Company's President and Chief Executive Officer. Mr. Fishman's current base salary is $210,000. Any increases in his salary are to be determined at the discretion of the Board of Directors. The agreement contains confidentiality and non-competition provisions and obligates the Company to provide Mr. Fishman with the use of an automobile and requires the Company to include Mr. Fishman in any benefit and compensation plans generally made available to employees of the Company. The agreement was originally scheduled to expire by its terms on June 30, 1998, but was extended in September 1997 to June 30, 1999. Under certain circumstances following a Business Combination (as defined in the agreement) or Change of Control, or if Mr. Fishman dies or his employment is terminated (other than for cause) during the term of the agreement, the Company is obligated to pay him an amount equal to the lesser of (x) one year's compensation and (y) the compensation due for the then remainder of the agreement (but in no event less than six months' compensation) plus benefits (except in the event of death) for such period.


        The Company is party to an employment agreement with Lawrence M. Winkler, the Company's Secretary/Treasurer and Chief Financial Officer. Mr. Winkler's current base salary is $160,750 with subsequent salary increases to be determined at the discretion of the Board of Directors. The agreement contains confidentiality and non-competition provisions, obligates the Company to provide Mr. Winkler with the use of an automobile and requires the Company to include Mr. Winkler in any benefit plans generally made available to employees of the Company. The agreement was originally scheduled to expire by its terms on June 30, 1998, but was extended in early 1998 to March 31, 1999. Under certain circumstances following a Business Combination (as defined in the Agreement) or Change of Control, or if Mr. Winkler dies or his employment is terminated (other than for cause) during the term of the agreement, the Company is obligated to pay him an amount equal to the lesser of (x) one year's compensation and (y) the compensation due for the then remainder term of the agreement (but in no event less than six months' compensation) plus benefits (except in the event of death) for such period.

        The Company is party to an employment agreement with Peter Matthy, the Company's Executive Vice President. Mr. Matthy's current base salary is $157,000 per year. The agreement contains confidentiality and non-competition provisions, obligates the Company to provide Mr. Matthy with the use of an automobile and requires the Company to include Mr. Matthy in any benefit plans generally made available to employees of the Company. The agreement was originally scheduled to expire by its terms on June 30, 1998, but was extended in early 1998 to March 31, 1999. Under certain circumstances following a Business Combination (as defined in the agreement) or Change of Control, or if Mr. Matthy dies or his employment is terminated (other than for cause) during the term of the agreement, the Company is obligated to pay him an amount equal to one year's compensation plus benefits (except in the event of death) during such period.

        The Company is party to a severance agreement with Richard A. Brasch, the Company's General Counsel. The agreement provides that under certain circumstances following a Business Combination (as defined in the agreement) or a Change of Control, or if Mr. Brasch dies or his employment is terminated (other than for cause) during the term of the agreement, the Company is obligated to pay him an amount equal to six months' compensation plus benefits (except in the event of death) during such period. The agreement was originally scheduled to expire by its terms on June 30, 1998, but was extended in early 1998 to March 31, 1999.

        The Company is party to an employment agreement with Wade Hotsenpiller, the Company's Senior Vice President and Chief Operating Officer. Mr. Hotsenpiller's current base salary is $125,000 with subsequent salary increases to be determined at the discretion of the Board of Directors. The agreement contains confidentiality and non-competition provisions, obligates the Company to provide Mr. Hotsenpiller with the use of an automobile and requires the Company to include Mr. Hotsenpiller in any benefit plans generally made available to employees of the Company. The agreement was originally scheduled to expire by its terms on June 30, 1998, but was extended in early 1998 to March 31, 1999. Under certain circumstances following a Business Combination (as defined in the agreement) or Change of Control, or if Mr. Hotsenpiller dies or his employment is terminated (other than for cause) during the term of the agreement, the Company is obligated to pay him an amount equal to six month's compensation plus benefits (except in the event of death) during such period.

        In each of the agreements described above, a "Change of Control" is defined as a transaction or other event (or series thereof) that results in the acquisition of a controlling interest (defined as the possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of voting securities, by contract or otherwise) in the Company by a person or entity (or group thereof) that did not have a controlling interest prior to such transaction or event. Each of the executive officers are entitled to the benefits described above if, following a Change of Control, such officer is not offered a position with the Company that involves comparable duties, responsibilities, powers and functions at the officer's then current annual rate of compensation and the officer's employment is terminated (whether by the Company or the officer). The Company believes that the election of all of the Dissident Group's nominees will constitute a Change of Control under such agreements.

Compensation of Directors

        Directors who are not officers of the Company receive a fee of $2,000 per board meeting attended in person, plus reimbursement for their expenses associated with attending those meetings. Directors who are not officers of the Company receive a fee of $500 per board or committee meeting conducted by conference telephone call. In addition, commencing August 1996 and continuing through December 31, 1997, directors who are not officers of the Company were granted 1,000 stock options pursuant to the Non-Qualified Plan for each meeting attended in person at an exercise price equal to the greater of (i) $7.00 per share and (ii) 110% of the fair market value per share of the Company's Common Stock on the date of grant. The options are exercisable until December 31, 1999. Directors who are officers of the Company receive no compensation or stock options for serving as directors, but are reimbursed for out-of-pocket expenses related to attending board or committee meetings.

        The Company has paid Mr. Haskin, Chairman of the Board, $25,000 per year for various consulting services and has provided certain health benefits to Mr. Haskin since his retirement as a full-time employee of the Company in 1989. In addition, Mr. Haskin is provided with the use of an automobile.

                              CERTAIN TRANSACTIONS

              The Company is currently party to an employment arrangement with Leon Fishman under which Mr. Fishman is to work Monday through Friday for 13 weeks during the six months ending June 30, 1998. His base salary is $75,000 and the Company is obligated to reimburse Mr. Fishman for travel and living expenses incurred by him in performing Company business. In addition to his base salary, Mr. Fishman is entitled to incentive-based compensation equal to 2% of the Company's consolidated total income for the first six months of 1998 (excluding certain subsidiaries) in excess of $5,903,000. During the fiscal years ended December 31, 1997, 1996 and 1995, the Company paid Mr. Fishman $228,713, $295,009 and $377,885, respectively. The agreement obligates the Company to provide Mr. Fishman with the use of an automobile and requires the Company to include Mr. Fishman in any benefit plans generally made available to employees. The arrangement is subject to review by the Board of Directors no later than June 30, 1998. Mr. Fishman is not entitled to a severance benefit upon his death or termination of employment. During 1997, options to acquire 7,500 shares previously granted to Mr. Fishman, which were scheduled to expire on December 15, 1997, were extended by the Board of Directors to May 15, 1998. The exercise price for all such options, which was not adjusted in 1997, is $14.00 per share.

        Rental payments of $24,000 were received by the Company in each of 1997, 1996 and 1995, from Leon Fishman, a director and employee and former President of the Company, for the business and personal use of a condominium owned by a subsidiary of the Company. The amount of such rental payments was calculated to approximate the cost to the Company of purchasing and maintaining such condominium.

        Certain members of the immediate families of Eugene Haskin and Leon Fishman, co-founders of the Company, directly or through trusts, currently and in the past provided financing to the Company and Lifetime Options, Inc., a wholly-owned subsidiary of the Company, through unsecured loans with interest payable monthly. The current rate of interest is one-quarter of 1% (.25%) over the prime rate, the same rate paid by the Company to its unaffiliated secured bank lender.

        In connection with the issuance in 1995 of Convertible Subordinated Notes to Scoggin Capital Management, L.P. and its affiliates ("Scoggin"), Scoggin was given the right to nominate up to two members of the Company's Board of Directors (depending on Scoggin's level of ownership of Company securities). Scoggin currently has the right to nominate up to two members of the Company's Board of Directors, but has waived that right for the Annual Meeting. The Company has reached an understanding with Scoggin that, if all of the Company's nominees are elected at the Annual Meeting, the Board will, if requested by Scoggin, increase the size of the Board and elect a qualified designee of Scoggin to the Board.

        The Company believes that each of the related-party transactions described herein were on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons, the Company believes that during 1997 all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with except as follows: (i) Lawrence Vecker failed to report one option grant; (ii) James C. Spector later filed one report reporting seven option grants; (iii) Edward A. McNally, a member of the Dissident Group, late filed one report reporting five option grants; and (iv) Wade Hotsenpiller late filed one report reporting one purchase transaction.


                              INDEPENDENT AUDITORS

        The Company has selected the firm of Deloitte & Touche LLP to serve as the independent auditors for the Company for the current fiscal year. That firm has served in this capacity for the Company since 1988. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.


                             SOLICITATION OF PROXIES

        The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers and directors of the Company personally or by telephone or facsimile for no additional compensation. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the Common Stock held of record by such person, and the Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

        The Company has retained MacKenzie Partners, Inc. ("MacKenzie") to assist in the solicitation of proxies. Pursuant to the Company's agreement with MacKenzie, it will provide various proxy advisory and solicitation services for the Company at a cost of up to $50,000 plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that MacKenzie will use up to approximately 30 persons in such solicitation.

        Although no precise estimate can be made at this time, the Company anticipates that the aggregate amount to be spent by the Company in connection with the solicitation of proxies by the Company will be approximately $500,000, of which approximately $250,000 has been incurred to date. This amount includes legal fees, printing costs and the fees payable to MacKenzie, but excludes (i) the salaries and fees of officers, directors, and employees of the Company and
(ii) the normal expenses of an uncontested election. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in the election contest discussed herein.

                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

        The rules of the Commission currently provide that stockholder proposals for the 1999 Annual Meeting must be received at the Company's principal executive offices no later than December [16], 1998 to be considered by the Company for possible inclusion in the proxy materials for the 1999 Annual Meeting.

                              FINANCIAL INFORMATION

        The Company's Annual Report on Form 10-KSB for the fiscal year ended December 17, 1997 has been mailed to the shareholders on or before the date of mailing this Proxy Statement. The Company will provide, without charge, to any record or beneficial stockholder as of December 31, 1997, who so requests in writing, a copy of such Annual Report on Form 10-KSB (without exhibits), including the financial statements and the financial statement schedules, filed with the Commission. Any such request should be directed to Allstate Financial Corporation, 2700 South Quincy Street, Arlington, Virginia 22206, Attention:
Lawrence M. Winkler.

                                  OTHER MATTERS

        The Board of Directors of the Company is not aware of any other matters to come before the meeting. If any other matters should come before the meeting, the persons named in the enclosed proxy intend to vote the proxy according to their best judgment.

        You are urged to complete, sign, date and return your GOLD proxy to make certain your shares of Common Stock will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States.


                               By Order of the Board of Directors



                               Lawrence M. Winkler
                               Chief Financial Officer, Secretary and Treasurer

April 15, 1998

FORM OF GOLD PROXY

                         ALLSTATE FINANCIAL CORPORATION

                   Annual Meeting of Shareholders-May 12, 1998

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                            DIRECTORS OF THE COMPANY

        The undersigned shareholder of Allstate Financial Corporation (the "Company") hereby (i) acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement of the Company, each dated April 15, 1998, and the Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997,
(ii) revokes any and all prior proxies or revocations thereof in connection with or related to the following matters, and (iii) appoints Richard A. Brasch and Lawrence M. Winkler, or either of them, as the proxies and attorneys-in-fact, with full power to each of substitution on behalf and in the name of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned and entitled to vote at the 1998 Annual Meeting of Shareholders of the Company to be held on May 12, 1998 at 11:00 a.m., Eastern Time, at the Sheraton National Hotel, 900 South Orme Street, Arlington, Virginia 22204 and any adjournments or postponements thereof with the same effect as if the undersigned were present and voting such shares on the following matters and in the following manner:

1. To elect the following persons as directors of the Company to serve for a term of one year or until their successors are elected and qualified:

   ___  FOR all nominees listed below         ___ WITHHOLD AUTHORITY
        (except as marked to the contrary)        to vote the nominees
                                                  listed below

                                Craig Fishman
                                Alan L. Freeman
                                Wayne M. Lee
                                John V. Pollock
                                David P. Bindeman

2. To transact  such other  business as may properly  come before the meeting or
   any   adjournment  or  postponement   thereof,   according  to  the  proxies'
   discretion, and in their discretion.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                           Date:_______________________, 1998


                                           ----------------------------------
                                                Name typed or printed


                                           ----------------------------------




                                           ----------------------------------
                                                       Signature



                                           ----------------------------------

                                           Capacity (Title or Authority, i.e.,
                                                    Executor, Trustee)

                                          Please  date and sign  exactly as your
                                          name(s)    appears    on   the   stock
                                          certificate.  If  shares  are  held by
                                          joint tenants,  both should sign. When
                                          signing   as    attorney,    executor,
                                          administrator,  trustee  or  guardian,
                                          please  give full title as such.  If a
                                          corporation,   please   sign  in  full
                                          corporate  name by  president or other
                                          authorized  officer. If a partnership,
                                          please  sign  in  partnership  name by
                                          authorized  person.  This proxy  votes
                                          all  shares  held  in  all  capacities
                                          unless otherwise specified.

IMPORTANT:
PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IN ADDITION, PLEASE MARK THE FOLLOWING BOX IF YOU PLAN TO ATTEND THE MEETING.

                                   ____